UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2011

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Matters

On May 19, 2011 Liberty Media Corporation announced that it has made a proposal to acquire Barnes & Noble Inc. for $17 per share in cash.  Liberty’s proposal, which contemplates that the acquisition will be structured as a merger, is subject to various conditions, including satisfactory financing and the participation of founding chairman Leonard Riggio, both in terms of his continuing equity ownership and his continuing role in management.  Liberty’s equity ownership, which would be attributed to the Liberty Capital group, is expected to be approximately 70% of Barnes & Noble.  Liberty expects that its cash contribution toward the purchase price, depending on the amount of financing that can be obtained, will be in the range of $500 million.

On May 17, 2011 Liberty Media Corporation announced that Greg Maffei, President and CEO of Liberty Media, will be presenting at the 2011 Barclays Global Communications, Media and Technology Conference on Tuesday, May 24th at 3:00 p.m., Eastern Time at the Crown Plaza Times Square in New York City. During his presentation, Mr. Maffei may make observations regarding the company’s financial performance and outlook and the status of the proposed split-off of the Liberty Capital and Liberty Starz tracking stocks.

On May 16, 2011 Liberty Media Corporation announced it will be holding a previously announced special stockholder meeting on Monday, May 23, 2011 at 9:00 a.m. Mountain Time at the Denver Marriot South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado, 80124.  At the meeting, Liberty Media may make observations regarding the company’s financial performance and outlook and the status of the proposed split-off of the Liberty Capital and Liberty Starz tracking stocks.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name

99.1	Press Release dated May 19, 2011
99.2	Press Release dated May 17, 2011
99.3	Press Release dated May 16, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2011

LIBERTY MEDIA CORPORATION

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release dated May 19, 2011
99.2	Press Release dated May 17, 2011
99.3	Press Release dated May 16, 2011